Exhibit 99.1

Medifast® Announces New Corporate Headquarters in Baltimore City

Company Joins Thriving Business Community in Baltimore City by end of 2017

OWINGS MILLS, Md. (September 18, 2017) – Medifast, a leading manufacturer and distributor of clinically proven healthy living products and programs, today announced plans to move its corporate headquarters to the heart of downtown Baltimore by the end of 2017. Medifast will move into a 51,000 sq. ft. space in the state-of-the-art Legg Mason Tower located in Baltimore’s Harbor East neighborhood.

More than 160 employees will move to the new downtown headquarters, while Medifast’s manufacturing facility and related staff will remain at the current Owings Mills, Maryland location.

“As Medifast continues to establish itself as a national leader in the health and wellness space, we are excited to join the growing business community in Baltimore City,” said Daniel Chard, CEO of Medifast. “We look forward to supporting Baltimore City’s wellness and development initiatives by embedding ourselves in the heart of downtown while maintaining operations in the county that has supported us and been our home for the past 37 years.”

The move follows Medifast’s recent announcement that its community of Coaches rebranded to OPTAVIA®. OPTAVIA Coaches™ work to help their clients achieve Optimal Health™ and Wellbeing through a comprehensive approach with personal support and scientifically proven plans and Fuelings. Medifast and OPTAVIA are partners with one shared mission, to offer the world lifelong transformation, one healthy habit at a time™.

The new Baltimore City headquarters will pay homage to Medifast’s 37-year history and will serve as a destination and home away from home for OPTAVIA Coaches across the country, who are an integral part of the company’s business and culture.

Other exciting features include an open concept work environment overlooking Baltimore’s Inner Harbor with multiple outdoor patios as well as several conference rooms, huddle rooms and collaborative work spaces. The company will occupy two floors of the building, with an indoor, open staircase connecting the two floors. The vibrant design will create a connected office and foster a unified culture for the corporate staff and community of Coaches.

“We were committed to finding a contemporary workspace that fostered a collaborative environment for our employees” said Jeanne City, Medifast Executive Vice President of Human Resources. “We are fortunate to have a dedicated, talented and engaged employee base and we look forward to building upon that in our new home in downtown Baltimore.”

Medifast plans to begin the transition of its headquarters from Owings Mills to Baltimore City within the next few months, and complete the move by the end of 2017. To view Medifast’s open job postings, visit www.medifastcareers.com.

###

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven healthy living products and programs. It was founded in 1980 and is the brand recommended by more than 20,000 Doctors. In 2016, the company announced OPTAVIA®, an exclusive brand and product line sold through its community of independent Coaches who offer support and guidance to their Clients. In partnership with OPTAVIA Coaches™, franchise partners, and its Scientific Advisory Board, Medifast offers comprehensive wellness products and programs that focus on creating sustainable change by helping people learn to incorporate healthy habits into their lives. Medifast is traded on the New York Stock exchange and was named to Forbes’ 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastNow.com or www.OPTAVIA.com.

Media Contact:

Lisa Goldberg

lisa.goldberg@choosemedifast.com